Exhibit 99.B(11)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

October 15, 2009

ING Series Fund, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:	ING Series Fund, Inc.
Registration Statement on Form N-14
File Nos. 033-41694; 811-06352

Ladies and Gentlemen:

As counsel to ING Series Fund, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of Class A, B, C, I and W shares of stock of the Company (the “Shares”), par value $0.001 per share, representing interests in the ING Small Company Fund (the “Fund”), a series of the Company, to be issued in connection with the Agreement and Plan of Reorganization by and between the Company, on behalf of the Fund, and ING Equity Trust, a Massachusetts business trust, on behalf of its series, ING SmallCap Value Multi-Manager Fund, dated as of September 24, 2009 (the “Agreement”), as more fully described in the prospectus and statement of additional information contained in the Company’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company.  In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000 for each of Class A, B, C, I and W Shares.  We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and in any event for not less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP